Exhibit (a)(1)(iv)

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

WEBEX COMMUNICATIONS, INC.

at

$57.00 Net Per Share

by

WONDER ACQUISITION CORP.

a wholly-owned subsidiary

of

CISCO SYSTEMS, INC.

March 27, 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Wonder Acquisition Corp., a Delaware corporation (the “Purchaser”) and wholly-owned subsidiary of Cisco Systems, Inc., a California corporation (“Cisco”), is making an offer to purchase all outstanding shares of common stock, par value $0.001 per share (the “Shares”), of WebEx Communications, Inc., a Delaware corporation (“WebEx”), at $57.00 per Share, net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase dated March 27, 2007 (which, together with any amendments and supplements thereto, collectively constitute the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated March 15, 2007, by and among the Purchaser, Cisco and WebEx (as it may be amended from time to time, the “Merger Agreement”).

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. Offer to Purchase dated March 27, 2007;

2. Letter of Transmittal, including a Substitute Form W-9 and Form W-8BEN, for your use and for the information of your clients;

3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to Computershare Trust Company of New York, the Depositary for the Offer, by the expiration of the Offer;

4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

6. Instructions for the Requestor of Forms W-8BEN, W-8ECI, W-8EXP, and W-8IMY providing information relating to backup federal income tax withholding for non-U.S. stockholders;

7. A letter to stockholders of WebEx from Subrah Iyar, Chairman and Chief Executive Officer of WebEx, together with a Solicitation/Recommendation Statement on Schedule 14D-9, dated March 27, 2007, which has been filed with the Securities and Exchange Commission and includes the recommendation of the Board of Directors of WebEx that stockholders accept the Offer and tender their Shares pursuant to the Offer; and

8. Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, APRIL 23, 2007 (WHICH IS THE END OF THE DAY ON APRIL 23, 2007), UNLESS THE OFFER IS EXTENDED PURSUANT TO THE MERGER AGREEMENT.

The Purchaser will not pay any fees or commissions to any broker, dealer or other person (other than Georgeson Inc. (the “Information Agent”), Lehman Brothers Inc. (the “Dealer Manager”) or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. However, upon request, the Purchaser will reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary by 12:00 Midnight, New York City time, on Monday, April 23, 2007 (which is the end of the day on April 23, 2007).

Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,

CISCO SYSTEMS, INC.

WONDER ACQUISITION CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF THE PURCHASER, CISCO, THE INFORMATION AGENT, THE DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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